EXHIBIT 99.1



Tuesday February 20, 9:15 am Eastern Time
Press Release

               LASV Enterprises, Inc. Acquires High-Tech Company

HOUSTON--(BUSINESS WIRE)--Feb. 20, 2001--LASV Enterprises Inc. (OTCBB:LASV - news), www.lasv.net ("Company") announced today that it has acquired one hundred percent of D.C.T. Corporation Ltd. ("DCT").

DCT is a high-technology company that has developed, patented and demonstrated wireless data transmission, using Dynamic Chaos Technology, at a speed of 60Mbps, or more than 80 times faster than the world's existing technology authority, the Bluetooth consortium. Bluetooth www.bluetooth.com was founded in 1998 by Mega Hi-Tech giants Ericsson, IBM, (NYSE: IBM - news), Intel (NASDAQNM:
INTC), Nokia, and Toshiba. DCT's technology break-through confirms that it is positioned to be a leader in the telecommunications and computing industries worldwide. The acquisition was accomplished through a merger transaction, which results in DCT being a wholly-owned subsidiary of the Company.

The consideration for the acquisition as stated in the Merger Agreement is the issuance of restricted common shares to the stockholders of DCT. A change in control of the Company shall occur by virtue that the former stockholders of DCT will now collectively own a majority of the Company's outstanding common stock and will control the Company's board of directors.

DCT's principal shareholder is Neurosoft Data Limited, specializing in developing new technologies in collaboration with a group of scientists led by Dr. Alexander Dmitriev, who now works at the research and development facilities in DCT's office in Moscow, Russia. These individuals have received numerous industry awards and published more than one hundred articles in the past ten years, based upon their research in the field of Dynamic Chaos Technology. Dr. Dmitriev and his team are the first in the world to implement wireless high-rate transmission of data (at 60 Mbps) in the microwave frequency band, using dynamic chaos technology. This new technology is insensitive to complex conditions of radio signal propagations. The research and development for this break-through technology commenced in 1980 at one of the Research and Development Institutes at the Russian Academy of Sciences in Moscow, and it is the product of more than 20 years of continuous work by this team.

Dynamic Chaos Technology may be used to transmit data at an ultra high-speed rate through radio microwave broadband signals. This development in Dynamic Chaos Technology was demonstrated on October 20, 2000 at the Roke Manor Research Facility (a subsidiary of Siemens PLC) in Romsey, Hampshire, United Kingdom. DCT has patents pending or in process for the worldwide application and licensing of this technology.

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DCT's development in Dynamic Chaos Technology using wireless ultra high-speed for data transmission has the potential to contribute to the next generation, 4G, and to be the new global standard for mobile phone telecommunication systems, internet connections, computer technology, and video / entertainment systems. DCT intends to further develop and license this technology on a worldwide basis.

DCT also owns a software search engine developed from dynamic chaos technology, for a "Method of Object Recognition", which is covered by a United States Patent, filed in June 1998. This software, www.neurosoftdata.com is currently marketed under the name "Forget-Me-Not". DCT's business plan includes the commercial development and licensing of this software.

An article from a Russian daily newspaper confirmed a demonstration that was held by members of DCT at an institute in Moscow on April 8, 2000. The article by the Russian Newspaper "Novyie Izvestiya" states as follows:

"A group of Russian scientists directed by Alexander Dmitriev, Dr. Sci., is the first to practically implement the idea of a use of a novel information carrier, chaotic oscillations, generated directly in the microwave frequency band. Transmission rate as high as 3Gbps can be achieved which is comparable with the rate of the fiber-optic line. This will allow us, e.g., to transmit a video signal from a TV camera directly to a mobile phone tube. This new technology is insensitive to complex conditions of radio signal propagations, i.e., the signal reception is stable, and the technology will probably make a basis for the next-generation mobile personal communications systems."

A current report on Form 8-K will be filed by the Company with the Securities and Exchange Commission disclosing the material terms and conditions of these transactions. A copy of the Merger Agreement will be filed as an exhibit to the current report on Form 8-K.

Safe Harbor Statement
Under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts, including statements about plans and expectations regarding businesses and opportunities, demand and acceptance of new and existing businesses, capital resources, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new businesses, loss of customers, competition, and other factors discussed from time to time in filings with the Securities and Exchange Commission.

SOURCE: LASV Enterprises, Inc.
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Contact:

     LASV Enterprises, Inc.
     Timothy Metz, 604/541-6253